Exhibit 10.1

Summary of 2005 Corporate Bonus Plan

     The Company’s 2005 corporate bonus plan covers all employees other than those paid commissions on sales and is designed to link bonus payments to individual performance and Company financial performance. Each covered employee has the potential to earn 100 percent of his or her bonus potential if the Company achieves certain financial performance targets, which are set forth below. Individual bonus payments will also depend, in most cases, on achievement of departmental/group and individual performance objectives approved by management. Bonus payments, if any, will be made after the end of the fiscal year 2005, except that interim bonus payments may be made to eligible employees if the Company achieves its interim financial performance targets.

Revenue Component		Net Operating Results ("NOR") Component
Revenue Target	Percent of Bonus	NOR Target (2)	Percent of Bonus
(in millions)	Potential Earned (1)	(in 000s)	Potential Earned (1)
$75	12.50%	$1,200	12.50%
$78	18.75%	$3,600	18.75%
$81	25.00%	$6,000	25.00%
$84	37.50%	$8,800	37.50%
$87	50.00%	$10,000	50.00%
> $87	(3)	>$10,000	(3)

1.	Payouts for performance between tiers will be extrapolated.

2.	Net earnings before certain expenses, among other things, corporate bonus expenses, restructuring charges, severance expense and any acquisition-related expenses.

3.	If revenues exceed $87 million, five percent of revenues over $87 million will be allocated to participants in the corporate bonus program on the same basis as the payout at $87 million. If NOR exceed $10 million, ten percent of NOR over $10 million will be allocated to participants in the corporate bonus program on the same basis as the payout at $10 million.